Exhibit 10.32

STRATEGIC ALLIANCE AGREEMENT AMENDMENT No. 4

The Strategic Alliance Agreement by and among SAP AG, SAP Markets, Inc. (collectively "SAP") and Commerce One, Inc. (now named Commerce One Operations, Inc.) ("Commerce One" and, collectively with SAP, the "Parties") dated September 18, 2000, including all amendments (collectively, the "SAA"), is further amended by the addition of this Amendment No. 4 ("Amendment"), which is effective January 01, 2002 ("Effective Date"). As of the Effective Date, this Amendment shall become part of and subject to the terms and conditions of the Agreement, which, except as expressly modified by this Amendment, remains unchanged and in full force and effect. In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall govern. All terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, under the SAA the Parties agreed to establish a new royalty structure to apply after December 31, 2001;

WHEREAS, the Parties have found that the current royalty structure of the SAA, in particular the multi-category revenue reconciliation at the end of each quarter, consumes an unacceptable amount of administrative resources and causes confusion for the sales force in the field,

WHEREAS, the Parties wish to simplify the royalty structure under the SAA for the mutual benefit of both Parties,

WHEREAS, the Parties intend to phase-out the Enterprise Buyer branding;

NOW THEREFORE, in consideration for the terms in this Amendment, the sufficiency of which both Parties acknowledge, the Parties agree as follows.

I. Royalty Payments

1. A. Effective Date through March 31, 2002:

SAP: From the Effective Date until March 31, 2002 ("First Quarter"), for the payment of royalties under Sections 13.1 and 13.2.1, SAP shall pay to Commerce One by March 31, 2002 a fixed quarterly royalty of $8,000,000 (to be deducted from prepaid royalties) for the right to make an unlimited number of sales under Sections 13.1 and 13.2.1. Such fixed quarterly royalty shall be non-refundable and shall not be subject to a right of carry-forward to future quarters.

Commerce One: From the Effective Date until March 31, 2002, for the payment of royalties under Sections 13.1 and 13.2.1, Commerce One shall pay SAP 35% of any License Fees for the Joint Offering. For clarification, any licenses of Enterprise Buyer Desktop on a standalone basis made by Commerce One during this period shall be subject to the 10% royalty rate as set forth in Exhibit B-1 of the SAA.

B. April 1, 2002 through June 30, 2002:

SAP: From April 1, 2002, until June 30, 2002 ("Second Quarter"), for the payment of royalties under Sections 13.1 and 13.2.1, SAP shall pay to Commerce One by June 30, 2002 a fixed quarterly royalty of $7,000,000 (to be deducted from prepaid royalties) for the right to make an unlimited number of sales under Sections 13.1 and 13.2.1. Such fixed quarterly royalty shall be non-refundable and shall not be subject to a right of carry-forward to future quarters. SAP shall also pay to Commerce One by June 30, 2002 a fee of $200,000 representing maintenance fees for second quarter maintenance relating to the license rights for the First Quarter set forth in section I.1.A. above

Commerce One: From April 1, 2002 until June 30, 2002, for the payment of royalties under Sections 13.1 and 13.2.1, Commerce One shall pay to SAP 35% of any License Fees for the Joint Offering, plus 35% of any maintenance fees resulting from sales of the Joint Offering under Sections 13.1 and 13.2.1 in the First Quarter. For clarification, any licenses of Enterprise Buyer Desktop on a standalone basis made by Commerce One during this period shall be subject to the 10% royalty rate as set forth in Exhibit B-1 of the SAA.

C. July 1, 2002 until September 30, 2002:

SAP: From July 1, 2002 until September 30, 2002 ("Third Quarter"), for the payment of royalties under Sections 13.1 and 13.2.1, SAP shall pay Commerce One a fixed quarterly royalty of $4,415,000 (to be deducted from prepaid royalties) for the right to make an unlimited number of sales under Sections 13.1 and 13.2.1. Such fixed quarterly royalty shall be non-refundable and shall not be subject to a right of carry-forward to future quarters. SAP shall also pay to Commerce One by September 30, 2002 a fee of $375,000 representing maintenance fees for third quarter maintenance relating to the license rights for the First Quarter and the Second Quarter set forth in section I.1.A. and I.1.B above.

Commerce One: From July 1, 2002 until September 30, 2002, for the payment of royalties under Section 13.1 and Section 13.2.1, Commerce One shall pay SAP 35% of any License Fees for the Joint Offering, plus 35% of any maintenance fees resulting from sales of the Joint Offering under Sections 13.1 and 13.2.1 in the First Quarter and the Second Quarter. For clarification, any licenses of Enterprise Buyer Desktop on a standalone basis made by Commerce One during this period shall be subject to the 10% royalty rate as set forth in Exhibit B-1 of the SAA.

2. For the period from September 30, 2002 until termination of the SAA (which, for clarification herein, terminates by its terms on September 30, 2003) ("Remaining Period"), SAP and Commerce One shall mutually agree on a new royalty structure for MarketSets for the SAA. If the Parties are unable to reach an agreement on a new royalty structure for MarketSets, then the royalty structure existing at January 1, 2002 shall take effect for the Remaining Period, except that by the last day of each calendar quarter during the Remaining Period (a) SAP shall pay to Commerce One $500,000 representing maintenance fees for the First Quarter, the Second Quarter and the Third Quarter, and (b) Commerce One shall pay to SAP 35% of any maintenance fees resulting from sales of the Joint Offering under Sections 13.1 and 13.2.1 in the First Quarter, the Second Quarter and the Third Quarter.

3. The parties intend to phase out the Enterprise Buyer products and to replace them with each party's respective successor procurement products. For clarification, royalties under the SAA for EnterpriseBuyer Desktop Edition and EnterpriseBuyer Professional Edition shall not apply to successor products, including without limitation SAP's SRM and mySAP eProcurement and Commerce One's Buy, Source and Collaborative Procurement, whether or not such products are sold on a standalone basis or in bundled (e.g., mySAP.com) transactions.

4. From the Effective Date, SAP shall not have the right to sell EnterpriseBuyer Desktop Edition outside of the Joint Offering or outside of mySAP.com, and Commerce One shall no longer have the right to sell EnterpriseBuyer Professional Edition outside of the Joint Offering.

5. For the avoidance of doubt, this Amendment shall not entitle SAP to any refund of payments or prepayments made before the Effective Date or relieve either Party of the obligation to pay maintenance fees applicable under Section 13.2.3 of the SAA for sales before the Effective Date.

II. Migration Plan

The parties agree to the terms of the Migration Plan set forth on Appendix A hereto, which is incorporated by reference as though fully set forth herein.

III. Past Royalty Methodology

Each party agrees that it will not challenge the methodologies used by the other party to calculate royalty payments owed under the SAA prior to January 1, 2002. This provision shall not eliminate the right of either party to exercise their audit rights pursuant to section 24 of the SAA in respect of such calculations or any recourse either party may have with respect to such calcuations thereunder.

IV. MarketConnect and Messaging System Requirements for XDKPro and Versioning Library

  Subject to the terms and conditions hereof, for the period commencing January 1, 2002 and ending September 30, 2002 (herein, the "License Period"), Commerce One will grant SAP and SAP Markets: (i) a nonexclusive, nonsublicensable (except as provided for herein), nontransferable license to distribute (via website download or with SAP or SAP Markets product sales) the components of MarketConnect developed by Commerce One (XDKPro and Versioning Library, collectively "the Components") on an OEM basis as part of MarketConnect, Messaging System or other SAP or SAP Markets product offerings; and (ii) with respect to the Sonic Software code or other third party software included in the Components ("Third Party Software"), a nonexclusive, nonsublicensable (except as provided for herein), nontransferable license to distribute the Components on an OEM basis as part of MarketConnect, Messaging System or other SAP or SAP Markets product offerings, solely to the extent that Commerce One has the right to grant such license pursuant to relevant third party agreements without incurring additional costs. To the extent such license rights cannot be granted by Commerce One, SAP shall be responsible for negotiating with the third parties to obtain the necessary rights. Further, such license to the Third Party Software shall be subject to the restrictions set forth in the relevant third party software license agreements, which restrictions are set forth on Appendix B, which are incorporated by reference as though fully set forth herein. SAP may sublicense the Components and Third Party Software to its distributors, provided that all such distributors are bound in writing, for the benefit of Commerce One and its licensors, to the restrictions set forth in this section IV and on Appendix B.
  SAP shall distribute the Components pursuant to a mutually agreed end user license agreement. SAP further agrees that it will not decompile, disassemble, decode, extract, reverse translate or reverse engineer the Components and that it will not permit end users to do so. SAP will pay Commerce One, during the License Period, license fees at a rate of $250,000 per quarter for the right to distribute an unlimited number of Components during the License Period in accordance with the terms hereof. During the License Period, Commerce One will use commercially reasonable efforts to maintain the relevant pass-through OEM licensing rights from Sonic Software that are in place between Commerce One and Sonic Software as of the date of execution of this Amendment.
  SAP Markets will provide support and maintenance to licensees. During the License Period, Commerce One will provide all standard product upgrades, enhancements and fixes that are generally provided to other users of the Components as well as third-level support to SAP Markets on behalf of SAP or SAP Markets licensees. After the License Period, to the extent that maintenance is being generally provided by Commerce One to other end users of the Components, the parties will negotiate in good faith to determine a reasonable maintenance fee for the end users of the Components licensed by SAP pursuant to this section IV prior to September 30, 2002. If no such agreement is reached by September 30, 2002, such maintenance will default, for an interim period of no longer than one (1) year from September 30, 2002 during which period the parties will finalize such negotiation, to ten percent (10%) per annum (paid on a quarterly basis) of the cumulative license fees paid for such licenses by SAP since the Effective Date.
  The parties agree that MarketConnect is a product that was jointly developed by SAP and Commerce One and which may include code from WebMethods. The parties agree that MarketConnect may have been used in projects by the parties prior to January 1, 2002 but that such product was not subject to royalty obligations as between Commerce One and SAP during such time.

V. Exclusivity Commitments in the Strategic Alliance Agreement

The parties agree to terminate the mutual exclusivity commitments in the SAA (section 7.1.1. through 7.2.4), and to waive any potential historical claims against each other based upon such commitments.

VI. Alliance Governance

  The parties agree to resume immediately the regular activities of the alliance governing committees. The executive committee will consist of:
    For SAP and SAP Markets: Werner Brandt and Gary Fromer
    For Commerce One: Alexsis de Raadt-St. James and Chuck Boynton
  The executive committee will name the other committee members (marketing and sales committee and development committee).

VII. Publicity

The parties shall coordinate in advance on all official public communications regarding the terms of the alliance between the parties.

[Signature Block on Following Page.]

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to enter into this Amendment effective on the Effective Date.

COMMERCE ONE, INC.	SAPMARKETS, INC.

By: /s/ Alexis de Raadt St. James	By:/s/ Gary Fromer
Name: Alexis de Raadt St. James	Name: Gary Fromer
Signature:__________________	Signature:__________________
Title:Senior Vice President, Chief Strategy & Marketing Officer	Title: Chief Strategy Officer

SAP AG

By: _______________________
Name: Dr. Werner Brandt
Title: CFO
Signature: /s/ Dr. Werner Brandt

SAP AG

By: _______________________
Name: Michael Junge
Title: General Counsel
Signature:/s/ Michael Junge

Appendix A - Legacy Product Migration Plan

This Appendix A to Amendment 4 (dated January 1, 2002) of the Strategic Alliance Agreement is part of and subject to the terms of the Amendment 4.

Enterprise Buyer

For clients who licensed the Enterprise Buyer "Suite" or mySAP.com between September 18, 2000 and December 31, 2000 or Commerce One BuySite or SAP Business-to-Business Procurement prior to September 18, 2000:

For each client, the obligations regarding upgrade to EBP or EBD (as applicable) will be honored as specifically provided in the SAA.

Each party agrees to provide maintenance and support to such customers in accordance with the SAA, provided that the obligation of each party to make maintenance payments to the other party in respect of any such customer will apply only to the extent that the other party's offering (EBP or EBD, as applicable) has been implemented by such customer.

The parties agree to terminate immediately the offer to license any edition of Enterprise Buyer product line, as specified in section 8.5 of the SAA, to Commerce One clients who licensed BuySite or SAP clients who licensed BBP on or prior to August 15, 2000.

MarketSet

The parties do not intend to sell MarketSet in joint engagements with private or public exchange customers except as may be specifically agreed in writing in advance by SAP Markets' or Commerce One senior sales management:

SAP/SAP Markets: John Burke (Americas/APA); Emma Morice (EMEA); Bernd-Uwe Pagel (Public Exchanges), in all cases, confirmed in writing by Peter Rasper.

Commerce One: Bob Singsank (Americas); Bill Fraine (EMEA); Bill Fraine (APA), in all cases, confirmed in writing by Chuck Boynton.

Any varying terms from standard royalties under the SAA must be set forth in writing by these individuals in advance.

Any agreements to engage jointly in place prior to this revision must be reviewed and approved by senior sales management as above.

For new MarketSet prospects, the MarketSet solution will be limited to "Minimum MarketSet" (specifically, MOE Infrastructure, Procurement, Auction/Dynamic Bidding, and Business Intelligence/Analytics).

Existing SAP Inventory of MOE Licenses

1. SAP and SAP Markets will deploy these licenses to clients as quickly as feasible based on sales cycles and client requirements.

2. From the Effective Date through September 30, 2002, SAP and SAP Markets will provide as much advance notice to Commerce One of deployment of one of these licenses as is commercially reasonable. Thereafter, the notice requirement shall revert to the notice terms set forth in Amendment 2 of the SAA dated April 12, 2001 ("Amendment 2").

3. SAP and SAP Markets may deploy these licenses in any client situation that is commercially feasible. For clarification, the "development license" set forth in section 2.1.1 of Amendment 2, includes the right to integrate MOE with third party systems and other SAP applications.

4. SAP is electing to cancel maintenance and support fee obligations with respect to undeployed MOE licenses effective January 1, 2002. Pursuant to this cancellation, no further maintenance and support fees will be paid to Commerce One for undeployed MOE licenses until such licenses are deployed. When these licenses are deployed, applicable maintenance and support obligations and payments will recommence at the applicable rate pursuant to the terms of section 9.2 of Amendment 2. Nothwithstanding the foregoing, for licenses deployed from April 1, 2002 through September 30, 2002, Commerce One will provide the most recent version of the software for deployment at the customer upon SAP's remittance of 50% of the maintenance and support fees otherwise due for the period of cancellation.

Prior Maintenance and Support Agreements

By e-mails between the parties dated September 13, 2001 and September 25, 2001, the parties reached certain agreements regarding maintenance and support to be effective January 1, 2001. This provision and the attached Exhibit 1 hereto (which is incorporated by reference as though fully set forth herein) shall serve to memorialize and further clarify such prior agreements, as follows:

Joint Maintenance and Support will apply only to customers who have a current license for (i) MarketSet from either party, (ii) Enterprise Buyer Desktop from SAP or SAP Markets, or (iii) Enterprise Buyer Professional from Commerce One. In such cases, the maintenance and support fees will be shared as follows:

Licensing party will charge the customer maintenance and support fees of 17%.

Licensing party will pay 35% of the support and maintenance fees to the other party.

The licensing party will be responsible for providing support and maintenance to the customer.

The non-licensing party will provide support on their technology to the licensing party in accordance with Exhibit F of the Strategic Alliance Agreement.

In the event that a customer described above discontinues maintenance or ceases productive use of the product covered by such maintenance terms (MarketSet, Enterprise Buyer Professional or Enterprise Buyer Desktop, as applicable), this maintenance revenue sharing obligation will cease in respect of such customer.

[END OF APPENDIX A]

Exhibit 1 to Appendix A to Amendment 4 of Strategic Alliance Agreement

This Exhibit 1 to Appendix A to Amendment 4 (dated January 1, 2002) of the Strategic Alliance Agreement is part of and subject to the terms of the Amendment 4.

Definitions

In this agreement the following terms should be understood as follows:
  Support revenues are the revenues received for delivering all levels of support as defined in Schedule F of the Strategic Alliance Agreement (SAA).
  Maintenance revenues are the revenues received for new releases and bug fixes.

Scope of the agreement

SAPMarkets and Commerce One will cooperate together to provide support solutions for the joint marketplace solution. This agreement is intended to change only the revenue split for MarketSet Support and Maintenance in the SAA.

Geographic Scope

The geographic scope of this agreement extends to all countries in which the SAPMarkets / Commerce One joint marketplace software is installed.

Executive Summary

Since the execution of the Strategic Alliance Agreement (SAA) between Commerce One, SAPMarkets, and SAP AG, the support and maintenance revenue split on MarketSet has been 50-50%. Commerce One and SAPMarkets/SAP AG each receive 8.5% of the 17% support and maintenance fee respectively.

Terms of agreement

This agreement will set a 65-35% split for the support and maintenance revenue share pertaining to MarketSet software licenses. 65% would go to the seller, and 35% would go to the other partner. The build-up to this is as follows:

For support, there is a split at 40-10%, of which 40% goes to the selling party, and 10% to the other partner. It is evident, based on SAPMarket's and Commerce One's call tracking systems, that both support organizations have provided value to each other, and must continue to provide this value in the future. For this reason, sharing support revenue is justified.

To determine how maintenance revenues would be shared, it was agreed that product mix, or the software license contract Bill of Materials (BOM) analysis, would be done. SAPMarkets reviewed its shipping fulfillment records and Commerce One reviewed its software license contracts to determine the overall BOM. Although each company's BOM analysis yielded different results, both companies agreed to split maintenance revenues equally, (50%-50%). Going forward, it was agreed that both companies would review their software license agreements to determine the product mix. It has been acknowledged that the MarketSet mix of products will change over time. Therefore, it has been agreed that the partners continue this process of BOM analysis regularly to ensure each partner's software development organizations are fairly funded.

This agreement will be effective immediately and will cover all (existing and new) deals effective January 1, 2002.

Exhibit 1 (on following page) shows graphically what has been just described:

[Remainder of page intentionally left blank]

Exhibit 1. New MarketSet Maintenance (level 3) and Support (level 2) Revenue Split

Future Considerations and Revisions of this agreement

Both companies, Commerce One and SAPMarkets, have agreed to revisit the business justifications behind the agreed upon maintenance and support percentages on a semi-annual basis. The deadline to revisit the business justification is 30 days prior to the end of the quarter. Next revisit will be in Q3, 2002. If Commerce One and SAPMarkets cannot agree on the percentages by the deadline, the default percentage is the most recently agreed upon percentage.

In future revisions an updated split based on the product mix or license contract Bill of Materials (BOM) analysis will be considered as explained before.

[END OF EXHIBIT 1]

APPENDIX B - THIRD PARTY LICENSE RESTRICTIONS

This Appendix B to Amendment 4 (dated January 1, 2002) of the Strategic Alliance Agreement is part of and subject to the terms of the Amendment 4.

I. XDK PRO v. 4.6

A. Modification. SAP agrees that it shall not:

1. Modify the Java Servlet and Java Naming and Directory Interface components of the Licensed Software;

2. Use the Java Naming and Directory Interface in the design, construction, operation or maintenance of any nuclear facility; and

3. Create any additional classes, interfaces or subpackages that are contained in the "Java," "Javax" or "Sun" packages in any class file naming convention.

B. IP Markings. SAP agrees that it shall not remove, obliterate or obscure any copyright, trademark or other proprietary or restricted rights notices, legends or markings on or in the licensed software.

II. SONIC MQ

A. Bundling. SAP agrees that it will: (i) only distribute the Sonic MQ software when bundled with or for use in conjunction with the XDK Pro software; and (ii) only distribute the Sonic MQ software for use in conjunction with MarketSite, MarketSet or NetMarketMaker products or Commerce One successors thereto.

B. EULA Provisions. SAP agrees to include terms at least as restrictive as the following in its EULAs:

  End user will not modify or alter the licensed software in any way.
  End user are prohibited from using the Sonic MQ software except in connection with the XDK Pro software.
  Title to the licensed software remains with Commerce One and its licensors.
  End user is prohibited from further distributing the licensed software.
  End user will not alter or remove any agreement, trademark notice, copyright notice or other proprietary rights notice of PSC, its licensors and their suppliers contained in the licensed software.
  End user will not lease, assign, sublicense, or otherwise convey licensed software in whole or in part.
  End user agrees to comply strictly with all regulations and acknowledges that it has the responsibility to obtain licenses to export, re-export or import the Sonic MQ. Sonic MQ software may not be downloaded, or otherwise exported or re-exported: (i) into, or to a national or resident of, Cuba, Iraq, Iran, North Korea, Libya, Sudan, Syria, or any other country to which the U.S. has embargoed goods; or (ii) to anyone on the U.S. Treasury Department's list of Specially Designated Nations or the U.S. Commerce Department's Table of Denial Orders; and (iii) is subject to the U.S. Export Administration Act and its associated regulations, and may be subject to export or import regulations in other countries.
  End user agrees use, duplication or disclosure by the United States government is subject to the restrictions as set forth in the Rights in Technical Data and Computer Software Clauses in DFARS 252.227-7013(c)(1)(ii) and FAR 52.227-19(c)(2) as applicable.
  SAP will make no representations on behalf of Commerce One's licensors or their suppliers.
  SAP will disclaim all implied warranties.
  End users are prohibited from reverse engineering or decompiling the Sonic MQ software to the extent permitted by law.
  SAP will disclaim the liability of Commerce One's licensors and their suppliers for all damages, whether direct, special, incidental or consequential damages.

C. Third Party Licensor Terms.

The following are additional license requirements applicable for the following specific third party products which are included within the Sonic MQ software and SAP agrees to incorporate the additional applicable license provisions into its EULA prior to shipping the connector.

1. SUN/JAVASOFT (JVM 1.2.2)

a. License to Distribute. User are granted a royalty-free right to reproduce and distribute the Sun/Javasoft Software provided that User: (i) distribute the Sun/Javasoft Software complete and unmodified (except for the specific files identified as optional in the Sun/Javasoft Software README file), provided that the Sun/Javasoft Software is distributed with your Java applet or application ("Program"); (ii) do not distribute additional Sun/Javasoft Software intended to replace any component(s) of the Sun/Javasoft Software; (iii) do not remove or alter the Agreement, any proprietary legends or notices contained in the Sun/Javasoft Software; (iv) only distribute the Sun/Javasoft Software subject to this Agreement; (v) may not create, or authorize your licensees to create additional classes, interfaces, or subpackages that are contained in the "java" or "sun" packages or similar as specified by Sun in any class file naming convention; and (vi) agree to indemnify, hold harmless, and defend Sun and its licensors from and against any claims or lawsuits, including attorneys' fees, that arise or result from the use or distribution of the Program.

b. Exception to your separate license agreement for Sun's JAVA(TM) 2 SUN/JAVASOFT SOFTWARE DEVELOPMENT KIT, STANDARD EDITION, VERSION 1.2.2 ("SDK License"). Pursuant to the terms and conditions contained in Section 1 above, User are permitted to reproduce and distribute, only as part of the Sun/Javasoft Software, those specific binary code file(s) from your copy of the JAVA(TM) 2 SUN/JAVASOFT SOFTWARE DEVELOPMENT KIT, STANDARD EDITION, VERSION 1.2.2 which are listed in the Sun/Javasoft Software README file notwithstanding the SDK License prohibition on distribution. Except as specifically permitted by this Agreement or any exception contained in Sun's Java HotSpot(TM) Version 1.0 binary code license (http://java.sun.com/products/hotspot/index.html), no other modification of, or addition to, the JAVA(TM) 2 RUNTIME ENVIRONMENT, STANDARD EDITION, VERSION 1.2.2 is permitted.

c. Trademarks and Logos. User acknowledge as between User and Sun that Sun owns the Java trademark and all Java-related trademarks, logos and icons including the Coffee Cup and Duke ("Java Marks") and agrees to comply with the Java Trademark Guidelines at http://java.sun.com/trademarks.html.

2. IBM (XML Parser - XML14j.jar 1.0.4)

Redistribution Information. User acknowledges that the Sonic MQ contains the IBM XML Parser for Java™ Edition and the IBM® Runtime Environment for Windows® , Java™ Technology Edition, Version 1.1.8, and that this IBM technology is licensed to User "AS IS" without warranty of any kind, whether express or implied. IBM assumes no liability for any claim that may arise regarding the use of such IBM technology.

3. IBM RUNTIME ENVIRONMENT FOR WINDOWS ®, JAVA ™ TECHNOLOGY EDITION, VERSION 1.1.8.

a. Redistribution Information. The files/modules listed below or located in the directory named below, may be copied onto your media, in object code only, when your application is dependent upon them, subject to the following terms and conditions.

b. User agrees:

i. That copies of these modules are provided 'AS IS'. User is responsible for all technical assistance for your application;

ii. To indemnify IBM from and against any third party claim arising out of the use or distribution of your application;

iii. Not to use IBM's name or trademarks in connection with the marketing of your applications without IBM's prior written consent;

iv. To prohibit the recipient from copying (except for backup purposes), reverse assembling, reverse compiling, or otherwise translating the application; and

v. Not to use the same path name as the original files/modules.

4. IBM RUNTIME ENVIRONMENT FOR WINDOWS(R), JAVA(TM) TECHNOLOGY EDITION VERSION 1.1.8 DIRECTORIES- jre11\bin\ , jre11\dll\ , jre11\lib\ .

Your application containing a copy of the above referenced files/modules must be labeled as follows:

"CONTAINS

IBM Runtime Environment for Windows(R), Java(TM)
Technology Edition, Version 1.1.8

Runtime Modules
(c) Copyright IBM Corporation 1998-1999
All Rights Reserved"

5. SPECIFIC TERMS REQUIRED BY SUN.

a. Restrictions. Notwithstanding anything to the contrary in the International Program License Agreement User is granted a royalty-free right to reproduce and distribute the Program Code provided that User: (i) distribute the Program Code complete and unmodified, only as part of, and for the sole purpose of running, your Java applet or application into which the Program code is incorporated; (ii) do not distribute additional Sun/Javasoft Software intended to replace any component(s) of the Program Code (iii) only distribute your Java applet or application subject to a license agreement that protects IBM and its subsidiaries and suppliers interests consistent with the terms contained herein; (iv) may not create, or authorize your licensees to create additional classes, interfaces, or subpackages that are contained in the "java", "javax" or "sun" packages or similar as specified by Sun in any class file naming convention; and (v) agree to indemnify, hold harmless, and defend IBM and its subsidiaries and suppliers from and against any claims or lawsuits, including attorneys' fees, that arise or result from the use or distribution of your applet or application.

The Program Code is not designed or intended for use in on-line control of aircraft, air traffic, aircraft navigation or aircraft communications; or in the design , construction, operation or maintenance of any nuclear facility. IBM AND ITS SUBSIDIARIES AND SUPPLIERS DISCLAIM ANY EXPRESS OR IMPLIED WARRANTY OF FITNESS FOR SUCH USE.

b. Trademarks and Copyrights.

i. User shall not modify, delete, suppress, or obscure any copyright, trademark or other legal notice (whether from IBM or any third party) which may be displayed by or included within the Program Code.

ii. User will include written copyright and other legal notices (including notice to US Government users) in the Offering and on its packaging sufficient to protect the intellectual property rights of IBM and its suppliers.

iii. User recognize IBM's and Sun's ownership and title to their respective trademarks and of any goodwill attaching thereto, including goodwill resulting from use. User will not use or attempt to register any trademark which is confusingly similar to such IBM or Sun trademarks.

iv. On all Publications and product packaging for your Offering User will include the Program Title to indicate that the Program Code is included within the Offering, ensuring that:

  The Program Title is less prominent in the Publications than your own trade names or trademarks for the Offering, while still being reasonably noticeable to Customers;
  Any IBM trademarks forming part of the Program Title are acknowledged as "trademarks of IBM Corporation", and any Sun trademarks forming part of the Program Title are acknowledged as "trademarks of Sun Microsystems Inc."
  Such acknowledgments shall be no less prominent than any similar acknowledgment of your own trademarks.

6. GNU.REGEXP; HTTPCLIENT; JETTY

Redistribution Information. No GNU public license or similar open source licenses contained within the Software shall be removed or modified and no proprietary rights notices or agreements accompanying the Software shall be deleted.

[END OF APPENDIX B]